EXHIBIT 99.1

PRESS RELEASE

CSG Announces Retirement of CFO Randy Wiese

GREENWOOD VILLAGE, Colo. (February 26, 2018) — CSG (NASDAQ: CSGS), the trusted partner to tackle the complexity of business evolution in the digital age, announced today that Randy Wiese, its executive vice president and chief financial officer, will retire.  The company is conducting a formal search for his replacement that includes internal and external candidates and Wiese will remain on board until his successor is named and he assists with the transition.

“I will miss the wonderful people and relationships I have developed with our employees, clients, and investors over the last quarter century,” said Wiese.  “I am thankful for the many blessings that God has bestowed upon me. I look forward to the next chapter of my life, and the opportunity to spend more time with friends and family.  CSG has truly been a great company to have been associated with, and it has been very fulfilling for me both professionally and personally.  I believe CSG has a bright future ahead of it because of the quality of its employees, and their dedication to excellence in all they do.”

“Randy has been a trusted and valuable partner to me, our Board, employees and clients,” said Bret Griess, president and chief executive officer.  “Over his career at CSG, Randy has been an excellent steward of the company and created long-term shareholder value through his financial discipline, strong business acumen, prudent allocation of capital, and critical thinking as we have evolved our company.  I will miss him and we wish him the best of luck.”

“CSG has been fortunate to have someone like Randy, with such high integrity, authenticity and skill, participate in the company’s growth and evolution,” Don Reed, chairman of the board stated.  “He has been an important enabler of the company’s growth, profitability and the strong returns that have been generated for our shareholders.”

Wiese started his career at CSG in 1995 as controller and later served as chief accounting officer.  In April 2006 he was named executive vice president and chief financial officer.

About CSG

CSG tackles the complexity of business evolution in the digital age for the most respected communications, media and entertainment service providers worldwide. With over 35 years of experience, CSG delivers revenue management, customer experience and digital monetization solutions for every stage of the customer lifecycle. The company is the trusted partner driving digital transformation for leading global brands, including Arrow, AT&T, Bharti Airtel, Charter Communications, Comcast, DISH, Eastlink, iFlix, MTN, TalkTalk, Telefonica, Telstra and Verizon.

At CSG, we have one vision: flexible, seamless, limitless communications, information and content services for everyone. For more information, visit our website at csgi.com and follow us on LinkedIn, Twitter and Facebook.

Contacts:

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com